Exhibit 99.1

[Apogent Logo appears here]

NEWS RELEASE

30 Penhallow Street

Portsmouth, NH 03801

(603) 433-6131

(800) 327-9970

Contact:	Adam Taich Director of Investor Relations
Phone:	(603) 334-1415

(For Immediate Release)

APOGENT ANNOUNCES PRICING OF FLOATING RATE

SENIOR CONVERTIBLE DEBT SECURITIES

PORTSMOUTH, NH (December 12, 2003): Apogent Technologies Inc. announced today that it has priced $300 million principal amount of its floating rate senior convertible debt securities due 2033 in a previously announced private offering pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, Apogent has granted the initial purchasers of such securities an option to purchase up to an additional $45 million principal amount of such securities.

Apogent intends to use approximately $70 million of the net proceeds from the offering to repurchase 3,000,000 of its common shares concurrently with the placement of the convertible securities. Apogent intends to use the remaining net proceeds to pay down a portion of the amounts currently outstanding under its revolving credit facility and for general corporate purposes.

The convertible securities will bear interest at a floating rate equal to 3-month LIBOR minus 125 basis points, payable in cash. The securities will be convertible into shares of Apogent common stock at a conversion price of $33.09 per share of common stock, subject to adjustment in certain circumstances (reflecting a premium of approximately 42%, relative to the closing price for Apogent’s common stock of $23.30 on December 11, 2003): (a) if the price of Apogent’s common stock exceeds the conversion price by 130% for at least 20 trading days during specified periods, (b) on or before December 15, 2028, if for at least 10 consecutive trading days, the securities trade below 98% of the average conversion value for the securities during that period, (c) if any of the credit ratings assigned to the securities fall below specified levels or other adverse credit rating developments occur, (d) if Apogent calls the securities for redemption, or (e) upon the occurrence of specified corporate transactions.

Apogent may redeem all or some of the convertible securities on or after March 15, 2010 at par plus accrued and unpaid interest, if any, to the redemption date. Apogent may be required to repurchase the debt securities, at the option of the holders, on December 15, 2008, March 15, 2010, December 15, 2014, December 15, 2019, December 15, 2024, and December 15, 2029, at par plus accrued and unpaid interest, if any, to the redemption date. Apogent may also be required to repurchase the securities upon a change in control at par plus accrued and unpaid interest, if any, to the redemption date.

Apogent will pay contingent interest during any quarterly period commencing the quarterly interest period beginning December 15, 2009, if the trading price of the securities exceeds 120% of the principal amount of the securities. The securities will mature on December 15, 2033. The offering is expected to close on December 17, 2003, subject to the satisfaction of customary closing conditions.

The offering will be made to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended.

The senior convertible debt securities and the common stock issuable upon conversion of such securities have not been registered under the Securities Act and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.